Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity Money Market Trust: Retirement Government Money Market Portfolio and Retirement Money Market Portfolio of our reports dated October 1, 2004 on the financial statements and financial highlights included in the August 31, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2004